Investor Contact:           Alex Lewis
                  877-784-7167

Media Contact:               Debbie Atkins                                                                      NEWS RELEASE
                                          864-597-8361

DENNY’S CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER 2007

SPARTANBURG, S.C., July 31, 2007 – Denny’s Corporation (NASDAQ: DENN) today reported results for its second quarter ended June 27, 2007.

Second Quarter Summary:

•	Same-store sales increased 2.8% at company units and 4.0% at franchised units
•	Net income increased $9.6 million over the prior year period to $11.5 million
•	Adjusted income before taxes increased $3.9 million over the prior year period to $1.5 million
•	Total debt reduced by $12.5 million during the quarter through asset sales and free cash flow
•	28 company restaurants sold to five franchisees
•	Development commitments signed for 46 new franchise restaurants

Nelson Marchioli, President and Chief Executive Officer, stated, “During the second quarter we continued to make progress both operationally and against our long-term value creation initiatives.  Our marketing activities during the quarter resulted in improved guest traffic trends as well as a stronger menu mix. We are also quite pleased by the initial demand for Denny’s restaurants under our recently launched Franchise Growth Initiative, a program designed to facilitate system growth and to strengthen our operating cash flow.  Under this program, we completed the sale of 28 company restaurants in the quarter, 22 of which were sold to new franchisees. While we face persistent margin pressures from rising commodity costs and wage rates and cannot control the economic forces impacting our customers, we will continue to execute operationally and strategically in order to build the Denny's brand, and increase shareholder value.”

Second Quarter Results

For the second quarter of 2007, Denny’s reported total operating revenue of $240.9 million, a decrease of $2.5 million from the prior year quarter.  Company restaurant sales decreased $2.7 million to $218.3 million as a result of 25 fewer equivalent units, partially offset by a 2.8% increase in company same-store sales.  During the second quarter, Denny’s sold 28 company restaurants to franchisee operators and closed one company restaurant.  The 25 fewer equivalent units in the second quarter resulted primarily from the closure of underperforming restaurants in 2006 along with the impact of restaurants sold to franchisees in 2007.

Franchise revenue increased $0.1 million to $22.6 million as a result of a $1.8 million increase in royalties and initial fees, offset by a $1.7 million decrease in occupancy revenue.  The increase in royalties and fees is primarily due to a 4.0% increase in franchised same-store sales combined with upfront franchise fees resulting from the sale of company restaurants to franchisees.  The decrease in franchise occupancy revenue is due primarily to the sale of real estate previously leased to franchisees.

Company restaurant operating margin (as a percentage of company restaurant sales) for the second quarter was 11.6%, basically flat with same period last year.  Product costs for the second quarter increased 0.9 percentage points due primarily to increasing commodity costs.  Payroll and benefit costs increased 0.5 percentage points due primarily to the impact of higher wage rates, partially offset by improving experience in worker’s compensation costs and medical benefits.  Legal settlement expense improved by 0.9 percentage point due primarily to prior year increases in legal reserves.

General and administrative expenses for the second quarter increased $1.6 million from the same period last year due primarily to higher incentive compensation along with additional staffing expense.

Depreciation and amortization expense for the second quarter decreased by $1.6 million compared with the prior year period due primarily to the sale of real estate assets.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $7.1 million in the quarter due primarily to gains on the sale of restaurant operations and real estate during the quarter.

Operating income for the second quarter increased $7.2 million to $24.3 million due primarily to a $7.1 million increase in operating gains, losses and other charges.  Excluding these items in both periods, operating income for the second quarter increased $0.1 million to $11.3 million.

Interest expense for the second quarter decreased $3.9 million to $11.0 million due primarily to lower debt balances and improved borrowing costs.

Net income for the second quarter was $11.5 million, or $0.12 per diluted common share, an increase of $9.6 million compared with prior year net income of $1.9 million, or $0.02 per diluted common share.  Adjusted income before taxes for the second quarter was $1.5 million, an increase of $3.9 million compared with the prior year loss of $2.4 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s has made considerable progress on its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants in geographic clusters outside of core company markets.  During the second quarter, the company sold 28 restaurant operations and related real estate to five franchisees for net proceeds of $20.2 million.  This brings the total number of company restaurants sold year-to-date to 34, yielding net proceeds of $21.9 million.

Fulfilling the unit growth expectations of this program, the franchisees that purchased company restaurants during the quarter signed development agreements to build 23 new franchise restaurants.  This brings the year-to-date total for restaurant development agreements attributable to FGI to 26 restaurants.

In addition to franchise development agreements signed under FGI, the company signed development agreements in the second quarter for an additional 23 franchise restaurants in markets outside the FGI program.

The company also divested one other real estate asset during the second quarter for net proceeds of $0.9 million, bringing the year-to-date total for other real estate assets sold to four properties and net proceeds to $5.0 million.

During the second quarter, net cash proceeds from asset sales along with cash flow from operations were used to reduce outstanding debt by $12.5 million, while increasing cash balances by $12.1 million.  Subsequent to quarter end, the company made a $15.0 million prepayment on its credit facility term loan, reducing the balance to $215.6 million.  Year-to-date, total outstanding debt has been reduced by approximately $33.5 million.

Business Outlook

The company reiterates its previously issued full-year earnings guidance for 2007.  Due to the successful start of FGI, management has updated its revenue and interest expense expectations.  This financial and operating guidance for 2007 is based on year-to-date results and management’s expectations at this time and excludes the impact of any additional company restaurants to be sold under FGI.

-	Company same-store sales of (1.0%) to 1.0%
-	Franchise same-store sales of 0.0% to 2.0%
-	5 to 7 company unit openings
-	20 to 25 franchise unit openings
-	Company restaurant revenue of $845 to $860 million
-	Franchise and license revenue of $88 to $90 million
-	Net interest expense of $44 million
-	Adjusted income before taxes of $0 to $10 million *
-	Cash capital expenditures of $42 million

* Please refer to the reconciliation of net income to adjusted income before taxes in the tables included below.

Further Information

Denny’s will provide further commentary on its results for the second quarter of 2007 on its quarterly investor conference call today, Tuesday, July 31, 2007 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com.  On the front page of the website, follow the link to “Investor Relations.”  Then select the “Webcast” icon under “Upcoming Events.”  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is America’s largest full-service family restaurant chain, consisting of 488 company-owned units and 1,051 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	6/27/07	6/28/06

Revenue:
Company restaurant sales	$218,316	$221,008
Franchise and license revenue	22,626	22,483
Total operating revenue	240,942	243,491
Costs of company restaurant sales	193,061	195,314
Costs of franchise and license revenue	6,933	7,235
General and administrative expenses	17,167	15,590
Depreciation and amortization	12,480	14,120
Operating gains, losses and other charges, net	(13,047)	(5,938)
Total operating costs and expenses	216,594	226,321
Operating income	24,348	17,170
Other expenses:
Interest expense, net	10,953	14,847
Other nonoperating expense (income), net	(228)	138
Total other expenses, net	10,725	14,985
Income before income taxes	13,623	2,185
Provision for income taxes	2,123	331
Net income	$11,500	$1,854

Net income per share:
Basic	$0.12	$0.02
Diluted	$0.12	$0.02

Weighted average shares outstanding:
Basic	93,962	92,045
Diluted	98,967	97,741

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Two Quarters	Two Quarters
	Ended	Ended
(In thousands, except per share amounts)	6/27/07	6/28/06

Revenue:
Company restaurant sales	$434,117	$446,030
Franchise and license revenue	43,576	45,446
Total operating revenue	477,693	491,476
Costs of company restaurant sales	384,496	390,632
Costs of franchise and license revenue	13,408	14,448
General and administrative expenses	33,093	32,819
Depreciation and amortization	25,358	28,185
Operating gains, losses and other charges, net	(15,680)	(6,788)
Total operating costs and expenses	440,675	459,296
Operating income	37,018	32,180
Other expenses:
Interest expense, net	22,294	29,490
Other nonoperating expense (income), net	(425)	(24)
Total other expenses, net	21,869	29,466
Income before income taxes and cumulative effect of change in accounting principle	15,149	2,714
Provision for income taxes	2,486	380
Net income before cumulative effect of change in accounting principle	12,663	2,334
Cumulative effect of change in accounting principle, net of tax	-	232
Net income	$12,663	$2,566

Net income per share:
Basic	$0.14	$0.03
Diluted	$0.13	$0.03

Weighted average shares outstanding:
Basic	93,554	91,915
Diluted	98,796	97,435

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/27/07	12/27/06

ASSETS
Current Assets
Cash and cash equivalents	$47,263	$26,226
Assets held for sale	4,178	4,735
Other	28,431	31,835
	79,872	62,796

Property, net	216,224	236,264
Goodwill	48,124	50,064
Intangible assets, net	64,873	66,882
Other assets	29,550	27,906
Total Assets	$438,643	$443,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$3,941	$5,532
Current maturities of capital lease obligations	6,716	6,979
Accounts payable and other accrued liabilities	123,358	123,291
	134,015	135,802
Long-Term Liabilities
Notes and debentures, less current maturities	402,252	415,801
Capital lease obligations, less current maturities	21,828	24,948
Other	87,762	91,379
	511,842	532,128
Total Liabilities	645,857	667,930
Total Shareholders' Deficit	(207,214)	(224,018)
Total Liabilities and Shareholders' Deficit	$438,643	$443,912

Debt Balances

(In thousands)	6/27/07	12/27/06

Credit facility revolver loans	$-	$-
Credit facility term loans	230,555	245,596
Capital leases and other debt	29,182	32,664
Senior notes due 2012	175,000	175,000
Total Debt	$434,737	$453,260

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/27/07	6/28/06	6/27/07	6/28/06

Net income	$11.5	$1.9	$12.7	$2.6

Cumulative effect of change in accounting principle, net of tax	-	-	-	(0.2)
Provision for income taxes	2.1	0.3	2.5	0.4
Operating gains, losses and other charges, net	(13.0)	(5.9)	(15.7)	(6.8)
Other nonoperating expense (income), net	(0.2)	0.1	(0.4)	(0.0)
Share-based compensation	1.1	1.2	2.3	3.7

Adjusted income (loss) before taxes (1)	$1.5	$(2.4)	$1.4	$(0.4)

Interest expense, net	11.0	14.8	22.3	29.5
Depreciation and amortization	12.5	14.1	25.4	28.2
Cash payments for restructuring charges and exit costs	(1.2)	(0.8)	(3.2)	(2.0)
Cash payments for share-based compensation	-	-	-	-

Adjusted EBITDA (1)	$23.7	$25.8	$45.8	$55.2

	Quarter	Quarter	Two Quarters	Two Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	6/27/07	6/28/06	6/27/07	6/28/06

Share-based compensation	$1.1	$1.2	$2.3	$3.7
Other general and administrative expenses	16.0	14.3	30.8	29.1
Total general and administrative expenses	$17.2	$15.6	$33.1	$32.8

(1)	We believe that, in addition to other financial measures, Adjusted Income (Loss) Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	6/27/07		6/28/06

Total operating revenue (1)	$240.9	100.0%	$243.5	100.0%

Company restaurant operations: (2)
Company restaurant sales	218.3	100.0%	221.0	100.0%
Costs of company restaurant sales:
Product costs	56.3	25.8%	55.0	24.9%
Payroll and benefits	91.9	42.1%	91.9	41.6%
Occupancy	13.0	6.0%	12.6	5.7%
Other operating costs:
Utilities	10.0	4.6%	10.7	4.8%
Repairs and maintenance	4.8	2.2%	4.8	2.2%
Marketing	7.3	3.4%	7.5	3.4%
Legal settlements	1.0	0.5%	3.2	1.4%
Other	8.6	4.0%	9.7	4.4%
Total costs of company restaurant sales	$193.1	88.4%	$195.3	88.4%
Company restaurant operating margin (3)	$25.3	11.6%	$25.7	11.6%

Franchise operations: (4)
Franchise and license revenue	$22.6	100.0%	$22.5	100.0%
Costs of franchise and license revenue	6.9	30.6%	7.2	32.2%
Franchise operating margin (3)	$15.7	69.4%	$15.2	67.8%

Total operating margin (1)(3)	$40.9	17.0%	$40.9	16.8%

Other operating expenses: (1)(3)
General and administrative expenses	17.2	7.1%	15.6	6.4%
Depreciation and amortization	12.5	5.2%	14.1	5.8%
Operating gains, losses and other charges, net	(13.0)	(5.4%)	(5.9)	(2.4%)
Total other operating expenses	$16.6	6.9%	$23.8	9.8%

Operating income (1)	$24.3	10.1%	$17.2	7.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Year-to-Date Operating Margins
(Unaudited)

	Two Quarters		Two Quarters
	Ended		Ended
(In millions)	6/27/07		6/28/06

Total operating revenue (1)	$477.7	100.0%	$491.5	100.0%

Company restaurant operations: (2)
Company restaurant sales	434.1	100.0%	446.0	100.0%
Costs of company restaurant sales:
Product costs	111.4	25.7%	110.7	24.8%
Payroll and benefits	184.8	42.6%	185.9	41.7%
Occupancy	26.2	6.0%	25.7	5.8%
Other operating costs:
Utilities	20.8	4.8%	22.3	5.0%
Repairs and maintenance	8.8	2.0%	9.1	2.0%
Marketing	14.5	3.3%	15.0	3.4%
Legal settlements	1.5	0.4%	3.2	0.7%
Other	16.5	3.8%	18.8	4.2%
Total costs of company restaurant sales	$384.5	88.6%	$390.6	87.6%
Company restaurant operating margin (3)	$49.6	11.4%	$55.4	12.4%

Franchise operations: (4)
Franchise and license revenue	$43.6	100.0%	$45.4	100.0%
Costs of franchise and license revenue	13.4	30.8%	14.4	31.8%
Franchise operating margin (3)	$30.2	69.2%	$31.0	68.2%

Total operating margin (1)(3)	$79.8	16.7%	$86.4	17.6%

Other operating expenses: (1)(3)
General and administrative expenses	33.1	6.9%	32.8	6.7%
Depreciation and amortization	25.4	5.3%	28.2	5.7%
Operating gains, losses and other charges, net	(15.7)	(3.3%)	(6.8)	(1.4%)
Total other operating expenses	$42.8	9.0%	$54.2	11.0%

Operating income (1)	$37.0	7.7%	$32.2	6.5%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	6/27/07	6/28/06	6/27/07	6/28/06

Company-Owned Same-Store Sales	2.8%	(0.4%)	0.5%	2.1%
Guest Check Average	3.6%	4.0%	3.1%	6.0%
Guest Counts	(0.8%)	(4.2%)	(2.6%)	(3.6%)

Franchised Same-Store Sales	4.0%	1.4%	1.6%	3.7%

	Quarter	Quarter	Two Quarters	Two Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	6/27/07	6/28/06	6/27/07	6/28/06

Company-Owned Units	$427.7	$412.5	$843.7	$832.1

Franchised Units	$379.8	$362.0	$746.3	$727.7

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 3/28/07	517	1,028	1,545

Units Opened	0	2	2
Units Acquired	0	0	0
Units Refranchised	(28)	28	0
Units Closed	(1)	(7)	(8)
Net Change	(29)	23	(6)

Ending Units 6/27/07	488	1,051	1,539

Equivalent Units
Second Quarter 2006	535	1,028	1,563
Second Quarter 2007	510	1,032	1,542
	(25)	4	(21)